Exhibit 4.(b)

AMENDMENT TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT
CORPORATE REALTY INCOME FUND I, L.P.

     The undersigned, desiring to amend the Amended and Restated Partnership Agreement of Corporate Realty Income Fund I, L.P., dated as of July 24, 1995 (the “Partnership Agreement”), hereby make and execute the following amendment to the Partnership Agreement, effective as of February 9, 2007.

     1. A new paragraph 15.12 is hereby added, to read as follows:

"15.12 Permitted Transactions with Affiliates of the General Partners. Notwithstanding the provisions of Paragraphs 15.4.7, 15.4.8, and 15.4.15 or any other provisions of this Agreement, the General Partners shall have the authority to cause the Partnership to sell or transfer to an affiliate of the General Partners any or all of its remaining Properties, at such prices and on terms as shall have been agreed to previously between the Partnership and one or more third party prospective purchasers, and other assets, at such prices and on such terms as the General Partners, in their sole discretion, shall determine, all for the purpose of facilitating the prompt dissolution, liquidation, and termination of the Partnership.”

     2. Except as otherwise provided above, the Partnership Agreement shall remain in full force and effect.

     3. The foregoing amendment to the Partnership Agreement is hereby made by the General Partners, with the consent of the Limited Partners and Unitholders, by a Majority Vote pursuant to Paragraph 16.2.4 of the Partnership Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 9th day of February 2007.

GENERAL PARTNERS:

1345 REALTY CORPORATION

By: /s/ Robert F. Gossett, Jr.
               Robert F. Gossett, Jr.,
               President

/s/ Robert F. Gossett, Jr.
ROBERT F. GOSSETT, JR.

ASSIGNOR LIMITED PARTNER:

SB DEPOSITARY CORP.

By: /s/ Robert F. Gossett, Jr.
               Robert F. Gossett, Jr.,
               President